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                                                                   EXHIBIT 10.45


                                LICENSE AGREEMENT

        This License Agreement ("Agreement") dated as of December 22, 2000, is entered into by and between Chugai Pharmaceutical Co. Ltd., a Japanese corporation with principal offices at 1-9 Kyobashi 2-Chome, Chuo-ku, Tokyo 104-8301, Japan ("Chugai"), Molecular Biosystems, Inc., a Delaware corporation with principal offices at 10030 Barnes Canyon Road, San Diego, California 92121, USA ("MBI"), and Sonus Pharmaceuticals, Inc., a Delaware corporation with principal offices at 22026 20th Avenue S.E., Bothell, Washington 98021, USA ("Sonus").

                                    RECITALS

        WHEREAS, Sonus has developed and holds patents and patent applications on ultrasound contrast agents, and

        WHEREAS, Chugai and MBI are parties to one or more agreements pursuant to which MBI has licensed Chugai to develop, manufacture use, sell and offer to sell certain ultrasound contrast agents, including Optison (as defined below) in Japan, South Korea, and Taiwan, and

        WHEREAS, Chugai and MBI desire that Chugai and MBI obtain rights under the Sonus Patents (as defined below) to develop manufacture, use, sell, offer to sell, and import ultrasound contrast agents in Japan, South Korea, and Taiwan,

        NOW THEREFORE, in consideration of the premises and the faithful performance of the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.      DEFINITIONS

As used in this Agreement, the following defined terms shall have the respective meanings set forth below:

        1.1 "Sonus Japanese Patent Applications" means Japanese patent applications nos. 05-506054, 06-517084, and 2000-150619.

        1.2 "Sonus Patents" shall mean Korean patent no. 191,303, Taiwanese patent nos. 63,126 and 111,135, and any patents which may issue from Korean patent application no. 703129/95 or from the Sonus Japanese Patent Applications, or on any continuation or divisional application of them.

        1.3 "Affiliate" means any entity which controls, is controlled by, or is under common control with another entity. An entity is deemed to be in control of another entity if such company directly or indirectly owns 50% or more in nominal value of the issued equity share capital of such other company, or 50% or more of the shares entitled to vote upon the election of: (i) the directors,
(ii) persons performing functions similar to those performed by directors or
(iii) persons otherwise having the right to elect or appoint (a) directors having the majority vote of the Board of Directors, or (b) other persons having the majority vote of the highest and most authoritative directive body of such other company.

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        1.4 "Territory" shall mean Japan, Taiwan, and South Korea.

        1.5 "Net Sales" shall mean the gross revenues recognized by Chugai or MBI, and their Affiliates (including revenues recognized from distributors, agents, or licensees), less sales, use, value-added, consumption or other similar taxes, returns, and actual discounts or rebates granted, and transportation and insurance on account of the sale or other disposition of Optison .

        1.6 "Nycomed" shall mean Nycomed Imaging AS, a Norwegian corporation.

        1.7 "Quarter" shall mean each three-month calendar quarter, commencing each January 1st, April 1st, July 1st and October 1st during the term of this Agreement, provided that the first Quarter shall include any remaining portion of the calendar quarter following the date of this Agreement in addition to the calendar quarter following such portion. "Quarterly" shall mean per Quarter.

        1.8 "Third Party" shall mean all persons and entities other than Chugai, MBI, Sonus, and their respective Affiliates.

        1.9 "Optison" shall mean (i) an ultrasound contrast agent constituted as Optison is presently constituted and described in the application for U.S. Food and Drug Administration approval of same, together with such modifications thereto as may be made in connection with such application; (ii) an ultrasound contrast agent constituted as Optison is presently constituted and described in the application for U.S. Food and Drug Administration approval of same, but having a recombinant albumin shell together with such modifications thereto as may be made in connection with a Japanese MHW application or approval thereof; provided however that "Optison" shall not include any product comprising perfluorocarbon gas other than perfluoropropane.

        1.10 "Sonus Products" shall mean any ultrasound contrast agent comprising perfluoropentane (a/k/a dodecafluoropentane) developed, manufactured or sold by Sonus or its licensees.

2.      LICENSE GRANT

        2.1 As of the date of this Agreement, Sonus grants to Chugai and MBI a non-exclusive license under the Sonus Patents to develop, make, have made, use, sell, offer to sell, and import Optison in the Territory. The grant of this license is expressly conditioned on the covenant not to sue set forth in Section
5.1 below, and shall terminate automatically if that covenant of either Chugai or MBI ceases to be effective for any reason.

        2.2 Each party retains all rights in its patents and patent applications not granted to another party in this Agreement.

        2.3 Sonus shall determine in its own sole and absolute discretion which of the Sonus Patents (or applications therefor) to prosecute or maintain, how such prosecution shall be conducted, and whether to cease prosecution and/or maintenance of any of the Sonus Patents (or applications therefor). All expenses for such prosecution and/or maintenance shall be the responsibility of Sonus. Sonus shall keep Chugai duly informed

*Confidential portions omitted and filed separately with the Commission.



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of the issuance of Sonus Patents. As soon as any of the Sonus Patents shall be issued by and duly registered with the competent patent authority, Chugai may register the licenses granted hereunder as a non-exclusive license ("Tsujo Jisshiken" in Japanese language) with the competent patent authority, provided that such registration does not disclose any material terms of this Agreement other than the fact of the license. Sonus shall reasonably assist Chugai, at Chugai's expense, to complete such registration.

3.      LICENSE FEES AND ROYALTIES

        3.1 Within ten (10) business days after the date of this Agreement, Chugai shall pay to Sonus, in the manner specified in Section 25.3, a non-refundable license fee of one million US dollars (US $1,000,000). Any applicable withholding taxes will be borne by Sonus. Chugai shall pay all such withholding taxes to the relevant tax authority for the account of Sonus in accordance with applicable law, and shall provide Sonus with a certificate of such payment in a form reasonably acceptable to Sonus. The license fee payment called for in this paragraph shall not be an advance against royalties nor shall it be credited against any other amounts due under this Agreement.

        3.2 On or before June 15, 2001 Chugai shall pay Sonus, in the manner specified in Section 25.3, an additional amount of one million U.S. dollars with any applicable withholding taxes borne by Sonus. Chugai shall pay all such withholding taxes to the relevant tax authority for the account of Sonus in accordance with applicable law, and shall provide Sonus with a certificate of such payment in a form reasonably acceptable to Sonus. If on or before the second anniversary of the date of this Agreement any claim(s) in the Sonus Japanese Patent Application No. 05-506054 are allowed, or are indicated by the Japanese Patent Office as being allowable, or are indicated by the Japanese Patent Office as being allowable if amended and Sonus files such an amendment, then this payment will be considered a non-refundable license fee. The said payment called for in this paragraph, if considered as a non-refundable license fee pursuant to this paragraph, shall not be an advance against royalties nor shall it be credited against any other amounts due under this Agreement. If on or before the second anniversary of the date of this Agreement no claim(s) in the Sonus Japanese Patent Application No. 05-506054 are allowed, or indicated by the Japanese Patent Office as being allowable, or indicated by the Japanese Patent Office as being allowable if amended, then Sonus will repay this second one million payment to Chugai (without interest on terms agreed between the parties) within one (1) month from said second anniversary.

        3.3 In addition to the payments required under Sections 3.1 and 3.2 above, Chugai and MBI shall each owe to Sonus in each Quarter a royalty of * on their aggregate respective Net Sales of Optison in all countries within the Territory where any Sonus Patent is in force at any time during the Quarter; provided, however, that the definition of Net Sales in Section 1.5 of this Agreement notwithstanding, Net Sales by Chugai in its capacity as MBI's licensee shall not be considered Net Sales of MBI. The obligations of Chugai and MBI to pay such royalty are several, and neither of them shall be responsible for failure by either of them to pay the same.

        3.4 The royalties provided in Section 3.3 shall be calculated Quarterly on a country-by-country basis. No later than thirty (30) days after the end of each Quarter, Chugai shall provide Sonus with a statement of Net Sales of Optison in each country in the Territory. The royalty payments due Sonus by Chugai shall then be made within twenty (20) days of the delivery of said statements. All royalty payments shall be paid in

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US dollars.

4.      SUBLICENSES, RELEASES, AND PATENT ENFORCEMENT

        4.1 Chugai or MBI, as the case may be, shall give Sonus prompt written notice of any infringement by any Third Party of any Sonus Patent as soon as possible after such infringement comes to knowledge of Chugai or MBI. Chugai and MBI (or their sublicensees, if any) shall have the right to enforce the Sonus Patents in the Territory against any Third Party, provided that such Third Party is not licensed directly or indirectly by Sonus and Sonus has elected in writing not to enforce the Sonus Patents against such Third Party. If Chugai or MBI (or their sublicensees, if any) make use of the right to enforce set forth in the preceding sentence; it shall bear all costs and expenses associated with the enforcement. Sonus shall reasonably cooperate with the enforcement efforts provided that the reasonable costs and expenses of Sonus's cooperation are promptly reimbursed by Chugai or MBI (or their sublicensees, if any).

        4.2 If Chugai or MBI (or their sublicensees, if any) makes use of the right to enforce set forth in Section 4.1, it may grant a sublicense in the Territory to any or all of the Sonus Patents as part of a settlement of the dispute. Chugai or MBI (or their sublicensees, if any) also may release the infringing third party from damages on account of past infringement of the Sonus Patents. No such sublicense or release shall be effective without Sonus's prior review of the terms and written consent thereto, not to be unreasonably withheld. Sonus shall receive one-half of the royalties, payments or other consideration received on account of such a sublicense or release, payable to Sonus within twenty (20) days of such receipt. If the consideration for such a sublicense or release includes a license to Chugai or MBI (or their sublicensees, if any) of any patents covering ultrasound contrast agents or their use, Chugai or MBI (or their sublicensees, if any) shall ensure that the license also extends to Sonus with respect to the manufacture, use, sale, offer for sale or importation of Sonus Products in the Territory.

        4.3 If enforcement by Chugai or MBI (or their sublicensees, if any) pursuant to the right to enforce set forth in Section 4.1 results in a judicial or administrative award in favor of Chugai or MBI (or their sublicensees, if any) on account of infringement of the Sonus Patents, Sonus shall receive one-half the amount of such award, after deduction of the reasonable costs (including reasonable attorneys' fees) of obtaining such award, payable within twenty (20) days of receipt of the proceeds of the award by Chugai or MBI (or their sublicensees, if any).

        4.4 Chugai shall have the right to sublicense the Sonus Patents to its Affiliate in the Territory by giving thirty (30) days prior written notice to Sonus, provided that such Affiliate agrees in a writing, reasonably acceptable to Sonus, to be bound by all the terms of this Agreement to the same extent as Chugai.

5.      COVENANTS NOT TO SUE

        5.1 Chugai (and its sublicensees, if any ) and MBI (and its sublicensees, if any ) shall not sue or otherwise bring any type of claim against Sonus (or its direct or indirect licensees of Sonus Patents in the Territory) for infringement of any patent in the Territory on account of the manufacture, sale, marketing, use, or importation of any Sonus Product that relies on a Sonus Patent during the term of this Agreement. The covenant of the preceding sentence shall apply to any patent owned or controlled by Chugai and/or MBI at any time during the term of this Agreement, and shall bind any assignee of such

*Confidential portions omitted and filed separately with the Commission.



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patents or successor in interest thereto. In the event of any assignment or transfer of this Agreement by Chugai or MBI, whether by operation of law or otherwise, the covenant of this paragraph shall continue to bind both the assignor and assignee.

        5.2 Sonus (and its sublicensees) shall not sue or otherwise bring any type of claim against Chugai or MBI (or their sublicensees in the Territory) for infringement of any Sonus Patent in the Territory on account of the development, manufacture, sale, marketing, use, or importation of Optison during the term of this Agreement.

        5.3 During the term of this Agreement, Chugai and MBI (and their sublicensees, if any) shall not oppose, seek the revocation of, submit prior art or observations respecting prior art, or otherwise challenge any Sonus Patent or Japanese Patent Application or Sonus' Korean patent application no. 703129/95. If Chugai or MBI has taken any such action on or before the date of this Agreement, said party will take such steps as may be necessary to retract or withdraw such action, at its own cost. During the term of this Agreement, Sonus shall not oppose, seek the revocation of, submit prior art or observations respecting prior art, or otherwise challenge any patent or patent application owned by Chugai or by MBI in the Territory relating to ultrasound contrast to the extent that the covenant not to sue set forth in Section 5.1 above applies to such patent or patent application.

        5.4 The obligations of Chugai and MBI under Sections 5.1 and 5.3 are several, and, except with respect to the condition set forth in the second sentence of Section 2.1, neither of them shall be responsible for failure by the other to perform the same. Notwithstanding the foregoing, nothing in this section shall relieve either Chugai or MBI of liability for inducing or aiding the other in any breach or non-performance of obligations under this Agreement.

6.      PATENT MARKING

        6.1 Insofar as practical and permitted by all applicable laws and regulations, MBI and Chugai (and any sublicensees) shall place, or shall cause the manufacturer to place, appropriate patent and/or patent pending markings on an exposed surface of each unit of Optison made or sold hereunder or on the packaging thereof. The content, form, size, location and language used in such markings shall be in accordance with the laws and practices of the country where such markings are required.

7.      ASSIGNMENT

        7.1 This Agreement may not be assigned or transferred by either party without written consent of the other party, such consent not to be unreasonably withheld, except that either party may assign this Agreement to any successor by merger, consolidation, or sale of substantially all of its business unit (or assets relating to that business unit) to which this Agreement relates without the consent of the other party. Any attempted delegation or assignment not in accordance with this section shall be of no force or effect.

        7.2 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

        7.3 Notwithstanding the provisions of Section 7.1 above, either party may upon written notice assign this Agreement to an Affiliate, provided that no such

*Confidential portions omitted and filed separately with the Commission.



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assignment shall relieve the assigning party of its duties and responsibilities under this Agreement.

8.      CONFIDENTIALITY

        Each party agrees that the terms of this Agreement and any information provided by either party to the other hereunder shall remain confidential throughout the term of this Agreement and shall not be disclosed to any person or entity, except to a party's professional advisors without advance written permission of the other party, provided that, either party in negotiation or business with a Third Party concerning the sublicensing of patent rights pursuant to this Agreement may disclose to such Third Party, under a written confidentiality agreement, such terms of this Agreement as are reasonably necessary in order to engage in such negotiations or business, and further provided that either party may make any filings of this Agreement, subject to confidential treatment, required by law in any country. Each party further agrees that it will not issue any press release or publicity in regard to this Agreement without the advance written permission of the other party, which consent shall not be unreasonably withheld. Advance written permission will not be required when a party is ordered to disclose information concerning the Agreement by a competent tribunal, such disclosures are required by law, or disclosure is to be made to the tribunal in arbitration proceedings under section 23 below. Each party agrees that to the extent that information subject to claims of attorney-client privilege, work product, or any similar privilege or immunity is disclosed to the other pursuant to performance of this Agreement, such disclosure is intended to further the parties' common legal interests and/or joint defense and shall remain subject to such privilege or immunity to the maximum extent permitted by law.

9.      TERM

        This Agreement is effective as of its date recited in the first paragraph above. Unless earlier terminated as provided in section 10 of this Agreement, it shall continue in effect until the expiration of the last to expire patent among the Sonus Patents, provided that the obligation of Chugai to pay royalties under Section 3.4 shall terminate on a country-by-country basis upon the expiration of all of the Sonus Patents in each country in the Territory. As used in this Agreement, the "expiration" of a patent includes (i) irrevocable lapse for failure to pay maintenance fees or the like, (ii) final revocation of the applicable claims by a national patent office and the exhaustion or expiration of all appeals of such revocation, and (iii) final adjudication by a court of competent jurisdiction that the applicable claims of the patent are invalid or unenforceable and the exhaustion or expiration of all appeals from said adjudication.

10.     DEFAULT AND TERMINATION

        10.1 If any party breaches any of the material terms or conditions of this Agreement, the party claiming such breach may serve the alleged breaching party with a notice of breach specifying the acts or omissions creating such alleged breach. If the alleged breaching party fails to remedy said breach within 60 days of receipt of said notice, the party claiming breach may terminate this Agreement only to the extent related to such alleged breaching party by serving a notice of termination. Except as otherwise provided herein, termination under this Section 10.1 as to an alleged breaching party shall not affect the rights of any other non-breaching party with respect to either the party claiming breach or the alleged breaching party.

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        10.2 Any notice of termination pursuant to Section 10.1 above shall be effective 30 days after receipt of such notice by the non-terminating party, unless before the expiration of said 30 day period, the non-terminating party requests or shall have requested arbitration pursuant to Section 23 of this Agreement, in which event this Agreement shall not terminate until after the conclusion of such arbitration, and then only if and to the extent not inconsistent with any award rendered in such arbitration.

        10.3 It is the intention and desire of the parties hereto that the licenses and covenants not to sue granted hereunder shall survive any insolvency or bankruptcy of any party, and that a trustee of any party, or such party as debtor-in-possession, or other competent bankruptcy authority shall give full force and effect to the provisions of this Agreement and the licenses and covenants not to sue granted hereunder. In the event that, pursuant to the U.S. Bankruptcy Code or any amendment or successor thereto (the "Code"), a trustee in bankruptcy of any party, , or such party as debtor-in-possession, may reject or deny this Agreement, the other parties may retain and use the licenses and covenants not to sue granted hereunder in accordance with the Code. Failure by any party to assert its rights or to retain its benefits pursuant to the Code under an executory contract rejected by a trustee or party as debtor-in-possession shall not be construed as a termination of this Agreement by the other parties to this Agreement ("Nonbankrupt Parties") under the Code. If a trustee or party as debtor-in-possession is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, which assignment satisfies the requirements of the Code, the trustee or debtor-in-possession, as the case may be, shall notify the Nonbankrupt Parties of same in writing. Said notice shall set forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant details thereof. The giving of such notice shall be deemed to constitute the grant to each of the Nonbankrupt Parties of an option to have this Agreement assigned to it or to its designee for such consideration, or its equivalent in money, and upon such terms as are specified in the notice. The aforesaid option may be exercised only by written notice by the Nonbankrupt Parties to the trustee or debtor-in-possession, as the case may be, within 15 days of receipt of the notice of the proposed transaction. If a Nonbankrupt Party fails to accept the terms within the said exercise period, the party giving notice may complete the assignment referred to in its notice, but only if such assignment is to the entity named in said notice and for the consideration and upon the terms specified therein.

        10.4 Nothing contained herein shall be deemed to preclude or impair any rights that a Nonbankrupt Party may have as a creditor in any bankruptcy proceeding.

11.     CHOICE OF LAW; CHOICE OF FORUM

        This Agreement shall be construed and interpreted in accordance with the laws of the State of Washington without reference to its choice of law principles. As provided in section 23 of this Agreement, any dispute between the parties related to or arising out of this Agreement, the parties' relationship created hereby, and/or the negotiations for and entry into this Agreement including any dispute concerning its conclusion, binding effect, amendment, coverage, or termination, shall be submitted to and resolved by arbitration. If, however, any such dispute is not subject to arbitration under section 23 of this Agreement, the state and federal courts located in King County, Washington State, shall have non-exclusive jurisdiction of such dispute. The parties expressly submit to the personal jurisdiction of such courts for any action described in this section 11, agree that such courts provide a convenient forum for any such action, and waive any objections or

*Confidential portions omitted and filed separately with the Commission.



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challenges to venue. Each party agrees to accept service of process in the manner provided in Section 24 below in connection with any judicial proceedings provided in this paragraph. In any judicial proceeding brought under this paragraph, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other expenses.

12.     ENTIRE AGREEMENT; NO ORAL MODIFICATIONS; WAIVER

        12.1 This Agreement contains the entire understanding and agreement between Chugai, MBI, and Sonus with respect to the subject matter hereof, and supersedes all prior oral or written understandings and agreements relating thereto. Neither party shall be bound by any conditions, definitions, warranties, understandings, or representations concerning the subject matter hereof except as are (i) provided in this Agreement or (ii) duly set forth on or after the date of this Agreement in a written instrument subscribed by an authorized representative of the party to be bound thereby.

        12.2 Each party has relied solely on its own evaluation of the subject matter in deciding to enter into this Agreement, and has not been induced to enter into this Agreement by any statements, promises, or representations of the other party, nor has it relied on any such statements, promises, or representations.

        12.3 No waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Either party's acceptance of payments by the other under this Agreement shall not be deemed a waiver of any violation of or default under any of the provisions of this Agreement.

13.     RELATIONSHIP OF THE PARTIES

        Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or any party as agent or employee of another. No party shall take any action that purports to bind the other.

14.     SEVERABILITY

        If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable (or a formal indication to that effect is communicated by any competent authority), the parties shall in good faith negotiate valid substitute provisions which reflect, as closely as reasonably practicable, their commercial intentions as set out herein. Subject thereto, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

15.     CONSTRUCTION

        This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if those words or phrases were never included in this Agreement, and no implication or inference shall be drawn from the fact that the words or phrases were so stricken out or otherwise eliminated.

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16.     HEADINGS

        The captions and headings appearing in this Agreement are inserted for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement or any of the provisions thereof.

17.     BOOKS AND RECORDS; AUDITS

        17.1 Each of Chugai and MBI (and their sublicensees, if any) shall prepare and maintain, in accordance with generally accepted accounting principles, complete and accurate books of account and records covering all sales, receipts, payments, and other transactions relating to this Agreement. Sonus may appoint an independent certified public accountant, recognized nationally in the United States and approved by Chugai and MBI (such approval not to be unreasonably withheld), to inspect and audit such books and records with respect to the subject matter and terms of this Agreement. Such audits shall be conducted during regular business hours, nor more than once per year (nor more than three years after termination of this Agreement) at the expense of the party requesting the audit (except as provided in Section 17.2 below). The auditors may inspect and copy all such books of account and records in the possession or under the control of the party being audited, but shall maintain such information in confidence provided that the auditor may report its findings (but not underlying data) to the party requesting the audit. All such books of account, records, and documents shall be kept available by each party for at least three years after the end of the quarter to which they relate.

        17.2 If as a result of any audit of books and records it is shown that payments under this Agreement were less than the amount that should have been paid, all payments required to be made to eliminate such underpayment shall be made promptly upon the Sonus's demand therefor. If the discrepancy is in an amount equal to five percent (5%) or more of the amount actually paid, the audited party shall also reimburse Sonus for the reasonable costs of such audit. No claim of underpayment may be made more than three years after the Quarter in which the payments in question were initially due.

18.     TAXES

        Each party shall bear its own taxes resulting from royalties under this Agreement, that party's granting or receipt of licenses or sublicenses under this Agreement, or that party's other activities under this Agreement.

19.     REPRESENTATIONS AND WARRANTIES OF SONUS

        Sonus hereby represents and warrants that:

        19.1 Sonus has the full right, power, and corporate authority to enter into this Agreement and to make the promises and grant the licenses set forth herein.

        19.2 Sonus is the owner of all right, title, and interest in and to the Sonus Patents and the Sonus Japanese Patent Applications.

        19.3 Sonus is not party to any other agreement the terms of which (i) conflict with the covenants and obligations of Sonus under this Agreement or the rights granted by Sonus to Chugai and MBI under this Agreement or (ii) diminish, limit, or impair the

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

rights granted by Sonus to Chugai and MBI in this Agreement or the ability of Sonus to perform its covenants and obligations under this Agreement.

        19.4 The development, manufacture, use, sale or importation of Optison in the Territory do not constitute infringement of any patent or patent application owned by Sonus from time to time in the Territory other than the Sonus Patents.

20.     REPRESENTATIONS AND WARRANTIES OF CHUGAI

        Chugai hereby represents and warrants that:

        20.1 Chugai has the full right, power, and corporate authority to enter into this Agreement and to make the promises and grant the covenants not to sue set forth herein.

        20.2 Chugai is not party to any other agreement the terms of which (i) conflict with the covenants and obligations of Chugai under this Agreement or the rights granted by Chugai to Sonus under this Agreement or (ii) diminish limit, or impair the rights granted by Chugai to Sonus in this Agreement or the ability of Chugai to perform its covenants and obligations under this Agreement.


        20.3 No consent or approval of any Japanese governmental or regulatory agency is required for this Agreement to be fully effective and enforceable.

21.     REPRESENTATIONS AND WARRANTIES OF MBI

        MBI hereby represents and warrants that:

        21.1 MBI has the full right, power, and corporate authority to enter into this Agreement and to make the promises and grant the covenants not to sue set forth herein.

        21.2 MBI is not party to any other agreement the terms of which (i) conflict with the covenants and obligations of MBI under this Agreement or the rights granted by MBI to Sonus under this Agreement or (ii) diminish limit, or impair the rights granted by MBI to Sonus in this Agreement or the ability of MBI to perform its covenants and obligations under this Agreement.

22.     RECORDING

        Neither party shall record this Agreement or any abstract hereof in any patent office or public recording office. Provided, however, that each party shall be permitted to record abstracts or short forms of its licenses under the other's licensed patents in the European Patent Office, U.S. Patent and Trademark Office, and any other national patent office. Each party shall execute and deliver to the other any documents required for such recording.

23.     ARBITRATION

        All disputes between the parties related to or arising out of this Agreement, the parties' relationship created hereby, and/or the negotiations for and entry into this Agreement, including any dispute concerning its conclusion, binding effect, amendment, coverage, or termination, shall be resolved, to the exclusion of the ordinary courts, by

*Confidential portions omitted and filed separately with the Commission.

binding arbitration. Arbitration shall proceed in accordance with the CPR Rules for Non-Administered Arbitration of International Disputes in effect on the date of this Agreement. The arbitrator, shall be mutually agreed by the parties to the arbitration, or selected in accordance with the above rules, provided however that such arbitrator must be a retired judge of a U.S. federal or state trial or appeal court of record. The decision of the arbitrator shall be final, and the parties waive all challenge of the award. The venue of any such proceeding shall be in a location in the United States to be chosen by the party against whom the proceeding is initiated. All proceedings shall be conducted in the English language. The prevailing party in such arbitration shall be entitled to recover its reasonable attorneys' fees and expenses.

24.     NOTICES

        All reports, approvals, requests, demands and notices required or permitted by this Agreement to be given to a party (hereafter "Notices") shall be in writing. Notices shall be hand delivered, sent by certified or registered mail, return receipt requested, or sent via a reputable private express service which requires the addressee to acknowledge receipt thereof. Notices may also be transmitted by fax, provided that a confirmation copy is also sent by one of the above methods. Except as otherwise provided in this Agreement, notices shall be effective upon dispatch unless sent by mail, in which case they shall be effective five days after mailing. Notices shall be sent to the party concerned as follows (or at such other address as a party may specify by notice to the other):

         As to Chugai:

         Chugai Pharmaceutical Co., Ltd.
         1-9 Kyobashi 2-Chome
         Chuo-ku
         Tokyo 104-8301
         Japan
         Fax: 011 81 3 3281 6610
         Attention:  Dr. Hiroyuki Ohta


         As to MBI:

         Molecular Biosystems, Inc.
         10030 Barnes Canyon Road
         San Diego, CA 92121-2789
         USA
         Fax:  858-625-3906
         Attention:  Mr. Bobba Venkatadri

         As to Sonus:

         Sonus Pharmaceuticals, Inc.
         22026 20th Avenue S.E.
         Bothell, Washington 98021
         USA
         Fax:  206-489-0626
         Attention:  President

*Confidential portions omitted and filed separately with the Commission.

         With a copy to:

         Gary N. Frischling, Esq.
         Irell & Manella LLP
         1800 Avenue of the Stars, Suite 900
         Los Angeles, CA 90067-4276
         Fax:  310-203-7199

25.     PAYMENTS; PARTIAL PAYMENTS; INTEREST; CURRENCY

        25.1 Each party may accept partial payments from the other of any amount due under this Agreement without prejudice to any claim for the balance owed. The acceptance of any payments or checks marked "Payment in Full" or otherwise shall be without prejudice and such notations shall be of no effect.

        25.2 Any payments not made when due shall bear interest from the due date until the date of payment at the rate which is the lower of (i) two percentage points above the one-month London Interbank Offering Rate in effect on the due date or (ii) the highest rate permitted by applicable law.

        25.3 All payments required by this Agreement shall be made by wire transfer to the institution and account designated in writing for receipt of such payments by each party.

        25.4 All payments required by this Agreement shall be made in U.S. dollars. When conversion of currency is required to render a statement under
Section 3.5 of this Agreement, the conversion shall be made at the rate in effect on the last business day of the Quarter to which such statement relates. The conversion rates shall be the Tokyo foreign exchange mid-range rates quoted by Sumitomo Bank.

*Confidential portions omitted and filed separately with the Commission.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.


CHUGAI PHARMACEUTICAL                       MOLECULAR BIOSYSTEMS,
CO., LTD.                                   INC.


By: /s/ Motoo Ueno                          By: /s/ Howard D. Dittrich, M.D.
    ---------------------------------           --------------------------------
    Motoo Ueno                                  Howard C. Dittrich, M.D.
    Senior Vice President                       Executive Vice President
    Member of the Board of Directors


SONUS PHARMACEUTICALS, INC.


By: /s/ Michael A. Martino
    ---------------------------------
    Michael A. Martino
    President and CEO

*Confidential portions omitted and filed separately with the Commission.